                               CERTIFICATE OF AMENDMENT
                                        TO THE
                             CERTIFICATE OF INCORPORATION
                                          OF
                                ADVANCE PARADIGM, INC.


    Advance ParadigM, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

    DOES HEREBY CERTIFY THAT:

    FIRST: The date on which its original Certificate of Incorporation was filed with the Secretary of State of Delaware is July 27, 1993. Certificates of Amendment to the Certificate of Incorporation were filed on August 4, 1993 and October 14, 1994. A Certificate of Correction was filed on August 11, 1993.

    SECOND: The first paragraph of Article IV of the Certificate of Incorporation, as amended, is deleted in its entirety and replaced with the following:

         "FOURTH: The Company is authorized to issue a total of 43,000 shares of capital stock, consisting of thirty thousand (30,000) shares of Common Stock, par value of $0.01 per share, and thirteen thousand (13,000) shares of Preferred Stock, ten thousand (10,000) shares of which shall be Series A Preferred Stock, par value of $0.01 per share, and three thousand (3,000) shares of which shall be Series B Preferred Stock, par value of $0.01 per share.

         The Series B Preferred Stock may be issued, from time to time, with such powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, pursuant to the authority herein given.

    The description and designation of the Series A Preferred Stock is as set forth below:"

    THIRD: The foregoing amendment was declared advisable and proposed to the corporation's stockholders by resolutions adopted by a meeting of the Board of Directors held on May 9, 1996.

    FOURTH: The stockholders of said corporation approved the amendment by resolutions adopted by written consent of the stockholders holding a majority of the outstanding capital stock of the corporation effective as of June 17, 1996.

    FIFTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, said Advance ParadigM, Inc. has caused this certificate to be signed by David D. Halbert, its Chairman, Chief Executive Officer and President and attested to by Danny Phillips, its Chief Financial Officer, Senior Vice President, Secretary and Treasurer, this 17th day of June, 1996.


                                  ADVANCE PARADIGM, INC.



                                  By:     /s/ David D. Halbert
                                         --------------------------------------
                                           David D. Halbert
                                           Chairman, Chief Executive Officer
                                           and President



                                  Attest: /s/ Danny Phillips,
                                         --------------------------------------
                                           Danny Phillips,
                                           Chief Financial Officer, Senior
                                           Vice President, Secretary and
                                           Treasurer


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